Ex. 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

APPOINTS NEW BOARD MEMBER

Minneapolis, MN (January 15, 2021)  -  Winmark Corporation (Nasdaq: WINA) announced today that it has named Gina De Caro Sprenger to its Board of Directors.  Gina has over 30 years of successful leadership experience in traditional retail, direct marketing and ecommerce.  Currently, Ms. Sprenger is the Chief Strategic Retail Officer for Fanatics, Inc., the global leader for licensed sports merchandise.  Previously, Ms. Sprenger was the Executive Vice President, Merchandising for Bluestem Brands.  She also spent 25 years at Target, most recently as Senior Vice President Merchandising.

Brett D. Heffes, Chairman and Chief Executive Officer, stated “We are pleased to have someone of Gina’s caliber join our Board of Directors.  She has extensive experience in merchandising, retail management and ecommerce and has successfully operated in both large company and fast growth environments.  Her expertise will be highly valuable as we continue to execute our business plan.”

Winmark Corporation creates, supports and finances business.  At December 26, 2020, there were 1,264 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 30 retail franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.